Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [****].

PURCHASE AGREEMENT

(3-Property Portfolio)

THIS PURCHASE AGREEMENT (this “Agreement”) is made effective as of August 2, 2024 (the “Effective Date”) by and between (A) (i) [****] (“[****] Seller”), (ii) [****] (“[****] Seller”), and (iii) [****] (“[****] Seller”) ([****] Seller, [****] Seller and [****] Seller are each defined individually herein as a “Seller” and are defined collectively herein as “Sellers”), and (B) CTO REALTY GROWTH, INC., a Maryland corporation (“Buyer”).

SECTION 1            THE PROPERTY. Each Seller respectively agrees to sell and Buyer agrees to purchase the following:

1.1           [****] Seller agrees to sell and Buyer agrees to purchase the real property consisting of approximately [****] located at [****], and more particularly described on Exhibit “A-1(a)”, together with all improvements located thereon, and all appurtenant easements, rights and privileges thereto (the “[****] Property”). The [****] Property is commonly referred to as “[****]”, as shown on the site plan attached as Exhibit “B-1”. Notwithstanding the foregoing or anything to the contrary as contained in this Agreement, Buyer expressly acknowledges and agrees that: (i) the [****] Property shall not include the land, improvements, and all appurtenant easements, rights and privileges associated with that portion of the shopping center more particularly described on Exhibit “A-1(b)” and shaded in red on Exhibit “B-1” (the “[****] Excluded Property”), which [****] Excluded Property shall be kept and retained by [****] Seller or its affiliate upon Closing (as hereinafter defined); (ii) nothing contained herein shall be deemed or construed as a conveyance, transfer, or impairment of [****] Seller’s (or its affiliate’s) rights and interests in and to the [****] Excluded Property; and (iii) in no event shall Buyer be entitled under this Agreement to acquire any right, title or interest, in whole or in part, in and to the [****] Excluded Property or any appurtenant easements, rights, privileges or leases relating to the [****] Excluded Property.

1.2           [****] Seller agrees to sell and Buyer agrees to purchase the real property consisting of approximately [****] located at [****], and more particularly described on Exhibit “A-2(a)”, together with all improvements located thereon, and all appurtenant easements, rights and privileges thereto (the “[****] Property”). The [****] Property is commonly referred to as “[****]”, as shown on the site plan attached as Exhibit “B-2”. Notwithstanding the foregoing or anything to the contrary as contained in this Agreement, Buyer expressly acknowledges and agrees that: (i) the [****] Property shall not include the land, improvements, and all appurtenant easements, rights and privileges associated with that portion of the shopping center more particularly described on Exhibit “A-2(b)” and shaded in red on Exhibit “B-2” (the “[****] Excluded Property”), which [****] Excluded Property shall be kept and retained by [****] Seller or its affiliate upon Closing; (ii) nothing contained herein shall be deemed or construed as a conveyance, transfer, or impairment of [****] Seller’s (or its affiliate’s) rights and interests in and to the [****] Excluded Property; and (iii) in no event shall Buyer be entitled under this Agreement to acquire any right, title or interest, in whole or in part, in and to the [****] Excluded Property or any appurtenant easements, rights, privileges or leases relating to the [****] Excluded Property.

1.3           [****] Seller agrees to sell and Buyer agrees to purchase the real property consisting of approximately [****] located at [****], and more particularly described on Exhibit “A-3”, together with all improvements located thereon, and all appurtenant easements, rights and privileges thereto (the “[****] Property”). The [****] Property is commonly referred to as “[****]”, as shown on the site plan attached as Exhibit “B-3”.

1.4           The [****] Property, the [****] Property and the [****] Property are each referred to individually herein as the “Real Property” and are collectively referred to herein as the “Real Properties”. The [****] Excluded Property and the [****] Excluded Property are each referred to individually herein as an “Excluded Property” and are collectively referred to herein as the “Excluded Properties”.

1.5           At Closing, each Seller further agrees to assign, transfer and convey to Buyer, and Buyer agrees to acquire and assume from each Seller, for no additional consideration (aside from the Purchase Price (as hereinafter defined) as more particularly set forth herein), in connection with the respective Real Property owned by such Seller, but excluding in all respects the Excluded Properties, each Seller’s right, title, interest, powers, privileges, benefits and options or otherwise accruing to the owner of the Real Property (including, without limitation, any of the right, title, interest, powers, privileges, benefits and options or otherwise accruing as the “lessor” or “landlord”), in, to and under the following:

a)            all apparatus, fittings and fixtures in or on the Real Property or which are attached thereto (the “Fixtures”); provided, however, that the foregoing shall in no event include any apparatus, fittings and fixtures owned by the tenants or by any service provider related to the Real Property;

b)            any equipment, machinery and personal property located in or on the Real Property and owned by Seller (the “Personal Property”);

c)            subject to the terms and conditions of any License Agreement (hereinafter defined) with respect to an Excluded Property, the trademark, service mark, trade name and name directly relating to “[****]”, “[****]” and “[****]” as such names relate to each respective Real Property (the “Intellectual Property”);

d)            the landlord’s and lessor’s interest in all leasehold estates created by the Leases, Temporary Occupancy Agreements and Cable Agreements (each as hereinafter defined) and all Security Deposits (as hereinafter defined) (subject to Section 5.6 of this Agreement);

e)            all warranties and guaranties, if any, relating to the Real Property, Fixtures and Personal Property, to the extent transferrable, at no cost or expense to Seller (collectively, the “Warranties”);

f)            subject to Section 6.4(d) of this Agreement, all roof warranties issued in connection with the Real Property, if any, to the extent transferrable, at no cost or expense to Seller (the “Roof Warranties”);

g)            all consents, authorizations, variances or waivers, licenses, certificates, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to (i) the design, development, construction and installation of the Real Property, (ii) vehicular ingress and egress to and from the Real Property, and (iii) the use, operation and occupancy of the improvements, including, without limitation, the certificate of occupancy for the improvements, all solely to the extent transferrable (the “Permits”); provided, however, Buyer shall be solely responsible for all assignment or transfer fees, costs and expenses associated with and/or payable in connection with the foregoing assignment and transfer of any such Permits;

h)            all (i) impact fee credits with, or impact fee payments to, any county or municipality in which the Real Property is located arising from any construction of improvements, or dedication or contribution of property, by Seller, or its predecessor in title or interest, related to the Real Property, (ii) development rights, allocations of development density or other similar rights allocated to or attributable to the Real Property or the improvements, and (iii) wet and dry utility, water or sewer capacity or credits allocated to or attributable to the Real Property or the improvements, whether the matters described in the preceding clauses (i), (ii) and (iii) arise under or pursuant to governmental requirements, administrative or formal action by governmental authorities, or agreement with governmental authorities or third parties (collectively, “Entitlements”);

i)             all Permitted Exceptions (as hereinafter defined);

j)             solely with respect to the [****] Property, the work to be performed by Seller, as landlord, pursuant to the pending lease with [****] (the “Pending [****] Lease”), which work is more particularly described on Schedule 1.5(j) (the “[****] Landlord Work”), and the work to be performed by Seller, as landlord, pursuant to the pending lease with [****] (the “Pending [****] Lease”), which work is more particularly described on Schedule 1.5(j) (the “[****] Landlord Work”, and together with the [****] Landlord Work, the “Landlord Work”); and

k)            all right, title and interest, if any, in the REAs (as hereinafter defined) related to the Real Property, excluding, however, any such right, title or interest of any Seller or such Seller’s affiliates to the extent such right, title or interest pertains to any of the Excluded Properties.

Each Real Property, together with the Fixtures, the Personal Property, the Intellectual Property, the Leases, the Temporary Occupancy Agreements, the Cable Agreements, the Warranties, the Roof Warranties, the Permits, the Entitlements, the Permitted Exceptions, the Landlord Work, the REAs and all other matters described in this Section 1 pertaining to such Real Property are referred to from time to time herein as the “Property”. All of the Property to be assigned, transferred and conveyed to Buyer by Sellers is referred to from time to time herein, collectively, as the “Properties”.

1.6           Notwithstanding anything to the contrary as contained in this Agreement, Buyer has no right to purchase, and Sellers have no obligation to sell, less than all of the Properties, it being the express agreement and understanding of Buyer that, as a material inducement to Sellers to enter into this Agreement, Buyer has agreed to purchase all of the Properties pursuant to a simultaneous Closing, subject to and in accordance with the terms and conditions of this Agreement.

SECTION 2            PURCHASE PRICE. Buyer agrees to pay Sellers, as the purchase price for the Properties, the sum of One Hundred Thirty-Seven Million Five Hundred Thousand and 00/100 Dollars ($137,500,000.00) (the “Purchase Price”). The Purchase Price shall be allocated between the respective Sellers and each Property as more specifically set forth on Schedule 2 attached hereto and made a part hereof. The Purchase Price shall be paid as follows:

a)            On or before the date that is two (2) business days after the Effective Date of this Agreement, Buyer shall deposit [****] with the Escrow Agent (as hereinafter defined) in escrow as the earnest money deposit (which sum, together with all interest actually earned thereon during the term of this Agreement, is referred herein as the “Earnest Deposit”). In the event Buyer fails to deliver the Earnest Deposit within two (2) business days of the Effective Date, then same shall constitute an immediate event of default under this Agreement and Sellers shall be entitled to terminate this Agreement upon written notice to Buyer delivered prior to the deposit of the Earnest Deposit into the escrow;

b)            The Earnest Deposit shall be nonrefundable to Buyer (except as otherwise set forth in this Agreement) but shall be applicable to the Purchase Price at Closing;

c)            Buyer shall deliver the Purchase Price, less the Earnest Deposit and after accounting for the adjustments, credits and prorations as provided in this Agreement in immediately available funds in escrow with the Escrow Agent on or prior to the Closing Date; and

d)            Notwithstanding anything in this Agreement to the contrary, a portion of the Earnest Deposit in the amount of [****] (the “Independent Consideration”) will be non-refundable to Buyer and will be distributed to Sellers upon any termination of this Agreement as independent consideration for Sellers’ performance under this Agreement. If this Agreement is properly terminated by Buyer pursuant to a right of termination granted to Buyer herein, the Independent Consideration will be promptly distributed to Sellers and, subject to the relevant provisions herein, the balance of the Earnest Deposit remaining after distribution of the Independent Consideration to Sellers will be promptly returned to Buyer.

SECTION 3            ESCROW AND TITLE INSURANCE.

3.1           Escrow Agent. The parties hereto designate [****], located at [****], Attention: [****] (the “Title Company”) as the escrow agent (the “Escrow Agent”) in connection with this transaction. This Agreement shall serve as escrow instructions and shall be subject to the usual conditions of acceptance of the Escrow Agent, insofar as the same are not inconsistent with any of the terms hereof. By execution of this Agreement, the Escrow Agent agrees that the Earnest Deposit shall be held as a deposit under this Agreement in an interest-bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation and: (i) applied against the Purchase Price if Closing occurs; or (ii) delivered to Sellers or Buyer, in accordance with the terms of this Agreement upon the written approval of Sellers and Buyer, if Closing does not occur. Interest on the Earnest Deposit shall be paid to the party entitled to receive the Earnest Deposit pursuant to this Agreement, or applied to the Purchase Price at Closing.

a)            Escrow Agent is hereby appointed by Buyer and Sellers to receive, hold and dispose of the Earnest Deposit set forth above in accordance with the terms and conditions hereof.  Escrow Agent shall not release any or all of the Earnest Deposit without joint written instructions from Buyer and Sellers.  Escrow Agent is acting solely as a stakeholder and depository, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of the escrow, or for the identity or authority of any person executing or depositing it.

b)            Buyer and Sellers agree to indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and attorney’s fees in connection with or in any way arising out of this Agreement, other than expenses resulting from the Escrow Agent’s own gross negligence or willful misconduct.

c)            In the event of a dispute concerning the Earnest Deposit, Escrow Agent may continue to hold the Earnest Deposit pursuant to the terms hereof, or may, after giving Buyer and Sellers at least fifteen (15) days’ advance, written notice, at the joint and several cost of the Buyer and Sellers, deposit the same in a court of competent jurisdiction.  Escrow Agent may dispose of the Earnest Deposit in accordance with a court order, and shall be fully protected if it acts in accordance with any such court order.

d)            Escrow Agent may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any provisions hereof or its duties hereunder, and it shall be fully protected in acting in accordance with the opinion or instructions of such counsel.

e)            Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document Escrow Agent in good faith believes to be genuine and what it purports to be.

f)             Notwithstanding anything to the contrary as contained in this Agreement, in any instance where the Earnest Deposit is to be delivered to Sellers as provided for in this Agreement, the parties acknowledge and agree that such Earnest Deposit shall be allocated in the same manner and percentages across the respective Properties as the Purchase Price has been allocated, and each respective Seller shall be entitled to receive such portion of the Earnest Deposit that corresponds to the allocation of the Purchase Price with respect to the Property owned by such Seller.

3.2           Title/Survey.

a)            Prior to the Effective Date, (i) each Seller has ordered from the Title Company a commitment (each, a “Commitment” and, collectively, the “Commitments”) to issue an ALTA Owner’s Policy of Title Insurance in an amount equal to the Purchase Price for each respective Property (each, a “Title Policy”), and (ii) each Seller has obtained and provided Buyer with a copy of a survey for each respective Property (each a “Survey” and, collectively, the “Surveys”). It shall be a condition precedent to Buyer’s obligation to purchase the Properties that the Title Company can and will, upon the occurrence of Closing and the payment by the Buyer and Seller, of the applicable premiums, issue each Title Policy in accordance with the Commitment and subject only to the Permitted Exceptions. Buyer may request, at Buyer’s sole cost, and to the extent permitted in accordance with applicable laws and regulations, that the Title Company issue extended coverage removing (either by deletion or through affirmative endorsement coverage) the following standard exceptions: (1) taxes or assessments not shown on public records, (2) easements, liens or encumbrances not shown on public records, (3) any defect, lien, adverse claim or other matter that appears between the commitment date and closing, and (4) rights, interests or claims not shown by public records that could be asserted by persons in possession of the land. In furtherance thereof, on or before the Closing Date, each Seller shall execute and deliver to the Title Company an affidavit to delete the standard, preprinted exception for mechanic’s liens from the Title Policy and substantially in the form of Exhibit “H” with such factual modifications as may be required to make the affidavit true, accurate and complete (the “Title Affidavit”); provided that, after such modifications, the Title Affidavit is sufficient for the Title Company to issue each Title Policy with extended coverage and without the standard, preprinted exception for mechanic’s liens.

b)            Prior to the Effective Date, Buyer has delivered its objections to matters disclosed in the initial Commitments and Surveys (“Objections”), and the Sellers have delivered their response with respect thereto dated July 31, 2024 (“Seller’s Response”). Except for such actions as Sellers have expressly committed to undertake in Seller’s Response, each Seller elects not to cure any such Objections on or prior to the Closing Date. Buyer acknowledges and agrees that by executing this Agreement, Buyer has elected to waive Buyer’s Objections (except for Mandatory Cure Items (hereinafter defined) and such actions as Sellers have expressly committed to undertake in Seller’s Response, if any) and proceed to purchase the Properties with such condition of title as each Seller is able to convey and/or subject to all matters objected to in Buyer’s Objections. For the avoidance of doubt, except for Mandatory Cure Items and such actions as Sellers have expressly committed to undertake in Seller’s Response, if any, all matters objected to in Buyer’s Objections are deemed to be acceptable to Buyer, and Buyer shall not have the right to terminate this Agreement because of any such matters objected to in Buyer’s Objections.

c)            Buyer shall have the right to object to: (i) any matters disclosed for the first time by any updated Commitment issued after the Effective Date (“New Title Objections”), and (ii) any matters disclosed for the first time by any updates to a Survey issued after the Effective Date (“New Survey Objections” and together with the New Title Objections, the “New Objections”); provided that Buyer delivers written notice of any such New Title Objections or New Survey Objections on or before the third (3rd) business day following receipt of such updated Commitment or Survey; otherwise any such New Objections shall be deemed to be waived. If Buyer delivers in a timely manner written notice of any New Objections, then each Seller shall within five (5) business days from receipt of any New Objections from Buyer notify Buyer in writing (“New Objections Response”) whether such Seller elects, in Seller’s sole discretion, to: (1) cure any such New Objections on or prior to the Closing Date, or (2) not to cure any such New Objections. If a Seller elects to cure a New Objection under this Section 3.2(c) and fails to do so by the Closing Date, Buyer shall have the right to (x) terminate this Agreement, whereupon the Escrow Agent shall promptly deliver the Earnest Deposit to Buyer, and thereafter none of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination of this Agreement, or (y) waive the New Objections and proceed to purchase the Properties with such condition of title as each Seller is able to convey and/or subject to the New Objections (in addition to all other Objections, except for Mandatory Cure Items and such actions as Sellers have expressly committed to undertake in Seller’s Response or any New Objections Response), without a reduction of the Purchase Price therefor, in which event the items objected to which were not cured shall be deemed to be acceptable to Buyer. In the event any Seller fails to deliver Seller’s New Objections Response to Buyer within such five (5) business day period, such Seller shall be deemed to have elected not to cure any of the New Objections. If Seller’s Response states that Seller elects not to cure any of the New Objections on or prior to the Closing Date, or if Seller is deemed to have elected not to cure any of the New Objections as set forth above, then within two (2) business days after delivery of Seller’s New Objections Response (or deemed response), Buyer shall elect to either (A) terminate this Agreement, whereupon the Escrow Agent shall promptly deliver the Earnest Deposit to Buyer, and none of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination of this Agreement, or (B) waive the New Objections and proceed to purchase the Properties with such condition of title as each Seller is able to convey and/or subject to the New Objections (in addition to all other Objections, except for Mandatory Cure Items and such actions as Sellers have expressly committed to undertake in Seller’s Response or any New Objections Response), without a reduction of the Purchase Price therefor, in which event the items objected to which Seller elected (or was deemed to have elected) not to cure shall be deemed to be acceptable to Buyer. If Buyer fails to timely make such election, then Buyer shall be deemed to have elected to purchase the Properties pursuant to the foregoing clause (B). For avoidance of doubt, Buyer shall have the right to object to and to deliver New Title Objections with respect to any notice of commencement, lien, or construction matter, including, without limitation, any mechanic lien (general, limited or specific, but excluding the standard, preprinted mechanic lien exception which Seller is obligated to have removed from Buyer’s Title Policy) whether or not arising through Seller or any tenant, that first appears on a Commitment after the Commitment’s original effective date, and if (x) Seller’s New Objections Response (or deemed response) states that Seller is unwilling to remove, cure, satisfy, pay, discharge and release of record such matter at or prior to Closing, including, without limitation, terminating any such notice of commencement and providing the necessary documents, waivers and affidavits to the Title Company to enable to the Title Company to issue the Buyer’s Title Policy without any exception for mechanic’s liens, and/or (y) Seller elects to perform the foregoing obligations, but is unable to do so prior to Closing, then Buyer shall have the right to terminate this Agreement (and with respect to subclause (x) above, such termination shall be made within two (2) business days after delivery of Seller’s New Objections Response (or deemed response)), whereupon the Escrow Agent shall promptly deliver the Earnest Deposit to Buyer, and none of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination of this Agreement.

d)            Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to each Property, and any liens or encumbrances affecting each Property, Buyer acknowledges and agrees that after Closing it is initially relying upon the Title Policy. If Buyer has a claim under the Title Policy and the subject matter of that claim also constitutes the breach of any representation, warranty or covenant made by a Seller in this Agreement or in the respective Deed (a “Deferred Title Claim”), Buyer agrees that it will look first to the Title Policy for recovery of such claim, and Buyer shall not assert any claim against such Seller for a breach of a representation, warranty or covenant with respect to such claim unless Buyer is unable to fully collect on its claim from the Title Company after pursuing such claim to a final resolution. If Buyer is unable to fully collect on its claim from the Title Company after pursuing such claim to a final resolution, then Buyer shall have the right to pursue such Deferred Title Claim against Seller, but any recovery from Seller shall be in excess of the remedies received by Buyer under the Title Policy. Notwithstanding anything to the contrary in Section 9.1, solely as to the specific breach of representation, warranty or covenant by Seller to which the Deferred Title Claim pertains, the Survival Period shall expire on the later to occur of (i) the date the Survival Period would otherwise expire pursuant to the terms of Section 9.1 and (ii) the date that is thirty (30) days after the final resolution of such Deferred Title Claim. As used in this Section 3.2(d), “final resolution” shall mean that (i) a court of competent jurisdiction has issued a final, non-appealable order either (A) awarding Buyer damages or equitable relief on the Deferred Title Claim or (B) denying and/or dismissing the Deferred Title Claim, or (ii) Buyer and the Title Company have settled the Deferred Title Claim (provided that any such settlement must be agreed to by Buyer in good faith).

3.3           Release of Mortgages. Notwithstanding anything contained herein to the contrary, except for real estate taxes and assessments not yet due and payable as of the Closing and other encumbrances that are Permitted Exceptions, each Seller covenants and agrees, as to its respective Property, to cure, satisfy, pay, discharge and/or release of record at or prior to Closing, or cause the Title Company to issue the applicable Title Policy without exception for, any of the following, to the extent incurred by, for, or on behalf of Seller (collectively, “Mandatory Cure Items”): (a) all mortgages, deeds of trust and other security instruments; (b) notices of commencement (which Seller agrees, if and only if a condition is made by the Title Company or the Title Company requires such to issue a Title Policy without exception to such notice of commencement and without any mechanic’s lien exception for the work related to such notice of commencement, to terminate such notice of commencement of record by providing the Title Company with copies (or if required by the Title Company, originals), as applicable, of a completed and executed Notice of Termination of Notice of Commencement and a Contractor’s Final Affidavit and Waiver of Lien, each in the form as approved by the Title Company; provided, however, Seller and Buyer each hereby acknowledge and agree that Seller shall have no obligation to provide any of the foregoing for notices of commencement that have expired pursuant to applicable law); (c) mechanic’s liens; (d) judgment liens; (e) tax liens; (f) any and all Future Mortgages (as hereinafter defined); (g) assessments and utility bills of any kind constituting a lien against the Property that are due and payable; and (h) any other monetary liens of ascertainable amounts encumbering such Seller’s Property and arising through Seller. For clarity, in no event shall the foregoing require any Seller to satisfy or expend money to remove any leasehold mortgages, leasehold deeds of trust or monetary liens of ascertainable amounts incurred by, for, or on behalf of any tenant or other occupant of the Property under a Lease, Temporary Occupancy Agreement or Cable Agreement. Further, Buyer acknowledges and agrees that Sellers shall have the right, before or after the Effective Date, to encumber the Properties with a mortgage, deed of trust or other monetary lien (such mortgage, deed of trust or other monetary lien, a “Future Mortgage”); provided, however, that at Closing, Sellers shall be required to cause the Title Company to issue the applicable Title Policy without exception to such Future Mortgage. Sellers shall have the right to extend the Closing Date by up to ten (10) business days in order to cause the Title Company to issue the applicable Title Policy without exception to such Future Mortgage.

SECTION 4            CONVEYANCE. On the Closing Date, each Seller shall convey fee simple title to the respective Real Property owned by such Seller by special or limited warranty deed in the form attached hereto as Exhibit “J” (each, a “Deed”, and collectively, the “Deeds”), free and clear of all liens and encumbrances, except the following (collectively, the “Permitted Exceptions”): (i) real estate taxes and assessments, both general and special, not yet due and payable; (ii) declarations, conditions, covenants, restrictions, easements, rights of way and other matters of record in the Commitment, including, without limitation, those items shown on the subdivision plat of the Property, not objected to by Buyer, or which were Objections or New Objections that Buyer elected to waive (or is deemed to have elected to waive) pursuant to Section 3.2 herein; (iii) zoning and building ordinances; (iv) those matters disclosed by the Survey not objected to by Buyer or which were Objections or New Objections and Buyer elected to waive (or is deemed to have elected to waive) pursuant to Section 3.2 herein; (vi) the rights of tenants in possession as tenants only; (vii) the rights of any third-party pursuant to any unrecorded cable agreement more particularly described on Exhibit “C” attached hereto (the “Cable Agreements”), if any, and any licensees and/or temporary occupants under the Temporary Occupancy Agreements, if any; and (viii) (a) that certain Declaration of Easements, Covenants and Restrictions, made as of March 20, 2024, by [****] Seller, and recorded in [****]; (b) that certain Declaration of Easements, Covenants and Restrictions, made as of March 20, 2024, by [****] Seller, and recorded in [****]; and (c) that certain Declaration of Easements, Covenants, and Restrictions, made as of December 6, 2023, by [****] Seller, and recorded as [****]; as affected by Notice of Election to Obtain Property Insurance, made as of May 22, 2024, by [****], and recorded as [****] (collectively, the “CCRs”). Transfer of each Seller’s right, title, interest, powers, privileges, benefits and options accruing as “landlord” or “lessor” under all leases and other agreements for the use, occupancy or possession of all or any part of the Real Properties, together with all amendments, modifications, extensions and renewals thereof, and any guarantees of any of the foregoing with respect to or demising or granting the right to possess any part of the Real Properties, being more particularly described on Exhibit “C” attached hereto, (ii) the Pending Leases, and (iii) any and all new tenant leases and all other agreements for use, occupancy or possession of all or any part of the Real Properties entered into after the Effective Date and the Closing Date in accordance with the terms and conditions of this Agreement (collectively, the “Leases”) shall be made by an Assignment of Leases, Guaranties, Additional Agreements and Security Deposits and [****] Escrow Agreement (the “Assignment of Leases”), substantially in the form attached hereto as Exhibit “D” and made a part hereof, to be executed by each respective Seller and Buyer effective as of Closing. The Leases in effect as of the Effective Date for each respective Property are more particularly described on Exhibit “C” attached hereto and made a part hereof. In addition, each Seller shall assign to Buyer at Closing the Cable Agreements and all license agreements and other temporary occupancy agreements then in effect with respect to the Property owned by such Seller (collectively, the “Temporary Occupancy Agreements”) pursuant to the Assignment of Leases. The Cable Agreements and Temporary Occupancy Agreements in effect as of the Effective Date, if any, for each respective Property are also set forth on Exhibit “C” attached hereto.

SECTION 5            PRORATIONS AND CLOSING COSTS.

5.1           Rents.

a)            All collected Rents (as hereinafter defined) shall be prorated between each Seller and Buyer as of 11:59 PM on the day prior to the Closing Date. Each Seller shall be entitled to all collected Rents attributable to any period prior to, but not including, the Closing Date on the basis of a schedule which shall be prepared by the Seller and delivered to Buyer for Buyer’s review and approval no less than three (3) business days prior to the Closing Date. Buyer shall be entitled to all collected Rents attributable to any period on and after the Closing Date. After Closing, Buyer shall make a good faith effort to collect any Rents not collected as of the Closing Date that apply to periods prior to Closing on each Seller’s behalf and to tender the same to such Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that Buyer shall not be required to commence any proceeding to evict any tenant or expend any material sums of money in collecting such delinquent Rents; provided, further, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents due or owing to Buyer and sums due Buyer as the current owner and landlord) with the balance (if any) payable to each Seller for delinquent Rents in the order in which such Rents are most recently past due, but only to the extent of amounts delinquent and actually due such Seller for delinquent Rents in the order in which such Rents are most recently past due. Each Seller hereby retains its rights to pursue claims against any tenant under the Leases for sums due with respect to periods prior to the Closing Date; provided, however, that such Seller: (i) shall be required to notify Buyer in writing of its intention to commence such collection efforts; (ii) shall only be permitted to commence or pursue such collection efforts after the date which is three (3) months after the Closing Date; (iii) shall not be permitted to commence any legal proceedings against any tenant after the date which is one (1) year after the Closing Date; provided, however, that, with respect to any legal proceedings that Seller has commenced prior to said date which is one (1) year after the Closing Date, Seller shall be entitled to continue pursuing such legal proceedings until such legal proceedings are resolved to Seller’s satisfaction; provided, further, that in no event shall Seller seek eviction of a tenant or the termination of such tenant’s underlying lease. “Rents” shall mean all base rents, additional rent, operating expenses and any other reimbursable charges and escalations due from the tenants of the Property under the Leases and Temporary Occupancy Agreements; provided, however, Rents shall not include percentage rents, which shall be governed by Section 5.8 of this Agreement. Notwithstanding the foregoing or anything to the contrary as contained in this Agreement, any and all prorations and/or credits with respect to Rents, Security Deposits, Operating Expenses (as hereinafter defined), Tax Expense and Tax Receivables (as hereinafter defined) as provided for in this Agreement shall in all events exclude any rents, reimbursements, deposits, receivables or expenses relating to any tenants, Leases or Temporary Occupancy Agreements with respect to the Excluded Properties, and each respective Seller (or its affiliate) shall retain all rights to all rents, deposits and reimbursements and shall remain responsible for all expenses in connection with or relating to such Excluded Properties, the intent being that the respective Seller or its affiliate that owns any such Excluded Property shall retain all the benefits and burdens as the owner of such Excluded Property from and after Closing. In the event that, subsequent to Closing, Sellers receive any Rents from any tenant that are attributable to periods from and after the Closing Date, Sellers shall promptly forward the same to Buyer.

b)            Buyer shall receive a credit against the Purchase Price in an amount equal to [****], being the aggregate of: (i) [****] for base rent and other charges which would have been payable by the tenant under that certain Lease by and between [****] (as successor-in-interest to [****] as successor-in-interest to [****]), as “landlord,” and [****], as “tenant”, dated as of [****], as more particularly described on Exhibit “C”, if there had not been any co-tenancy failure thereunder, (ii) [****] for base rent and other charges which would have been payable by the tenant under that certain Lease by and between the [****] Seller (as successor-in-interest to [****], as successor-in-interest to [****], as successor-in-interest to [****]), as “landlord,” and [****] (as successor-in-interest to [****], as successor-in-interest to [****],) [****], as “tenant”, dated as of [****], as more particularly described on Exhibit “C”, if there had not been any co-tenancy failure thereunder, (iii) [****] for a concession equal to the projected amount of lost revenue from [****] pursuant to its Lease, (iv) [****] for needed repairs to and/or replacement of the HVAC in the premises leased by [****] pursuant to its Lease, (v) [****] for needed repairs to and/or replacement of the HVAC in the premises leased by [****] pursuant to its Lease, and (vi) [****] for the amount by which the estimated bill for the real estate taxes actually due for the premises leased by [****] exceeds the amount of real estate taxes that [****] is required to pay pursuant to its Lease. The foregoing romanettes (i)-(vi) are collectively referred to herein as the “Diligence Credits” and the tenants are referred to herein as the “Diligence Credit Tenants”. Buyer shall indemnify, defend, and hold harmless Sellers from and against any and all losses, costs, expenses, liabilities, claims and damages (including reasonable attorneys’ fees, court costs and litigation expenses) suffered by Sellers as a result of any Diligence Credit Tenants bringing any claims against Sellers for Buyer’s failure to apply the Diligence Credits for the purposes as provided for herein.

c)            Buyer shall receive a credit against the Purchase Price in an amount equal to [****], for the Gap Rent (hereinafter defined) for that certain Lease by and between [****] Seller, as “landlord,” and [****], as “tenant”, dated May 15, 2024 (the “[****] Lease”), as more particularly described on Exhibit “C”, for the time period commencing on the Closing Date (assuming the rent commencement date under the [****] Lease were to hypothetically occur on the Closing Date) until Tuesday, November 12, 2024 (“[****] Gap Rent”), and [****] Seller shall have no further obligation or liability whatsoever to Buyer for the [****] Gap Rent. Further, notwithstanding anything to the contrary herein and for the avoidance of doubt, if the rent commencement date for the [****] Lease occurs prior to the Closing Date, then Buyer shall not be entitled to receive the [****] Gap Rent as a credit against the Purchase Price and [****] Seller shall have no obligation or liability whatsoever to Buyer for the [****] Gap Rent.

This Section 5.1 shall survive the Closing and not be merged therein.

5.2           Property Operating Expenses. Operating Expenses (as hereinafter defined) for each Property shall be prorated as of 11:59 PM on the day prior to the Closing Date. Each Seller shall pay all utility charges and other operating expenses attributable to the respective Property, if any (collectively, the “Operating Expenses”), incurred prior to, but not including, the Closing Date (except for those Operating Expenses, whether actually paid or unpaid, which are payable directly by tenants to such utility, service or other provider for such tenant’s leased premises in accordance with its Lease) and Buyer shall pay all Operating Expenses attributable to the Property on and after the Closing Date. All Operating Expenses paid or payable by the tenants in accordance with the Leases shall be allocated between Sellers and Buyer, with Sellers responsible for periods prior to, but not including, the Closing Date and Buyer responsible for all periods on and after the Closing Date, and all applicable amounts to be trued up between Sellers and Buyer in accordance with this Section 5.2. Sellers agree to use commercially reasonable efforts to cause all meters for all public utilities (including water) being used on the Properties to be read on the day of giving possession to Buyer or as soon as reasonably practical following the Closing Date. Buyer shall use good faith, commercially reasonable efforts to arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 AM on the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading. Sellers shall not assign to Buyer any deposits which Sellers have with any of the utility services or companies servicing the Properties. Within ninety (90) days following the Closing Date, each Seller shall deliver to Buyer a reconciliation statement of the Rents and Operating Expenses for the Property which such Seller owns for the portion of the calendar year in which the Closing occurs that the Property was owned by such Seller. Each Seller’s reconciliation statement shall include tenant invoice calculations and reasonable Rents and Operating Expense invoice back-up. Within the thirty (30) day period following each Seller’s delivery of such reconciliation statement for Rents and Operating Expenses, each Seller and Buyer shall work in good faith to resolve any issues with respect to such reconciliation statements. Upon approval of the Rents and Operating Expense reconciliation statements, each Seller shall remit any amounts due to Buyer within thirty (30) days and Buyer shall remit any amounts due to any Seller within thirty (30) days, or thirty (30) days of receipt of same from tenants where same is a tenant obligation. Thereafter, Buyer shall be solely responsible for performing any Rents and Operating Expense reconciliations with tenants under the Leases with respect to the entire calendar year in which the Closing occurs, provided that, for a period of two hundred seventy (270) days after the Closing Date, Sellers agree to reasonably cooperate with Buyer’s performance of such reconciliations at no material cost to Sellers. Buyer may include in any Rents and Operating Expense reconciliations with the tenants under the Leases copies of any applicable billing statements and invoice back-up provided by Sellers for operating expenses incurred by Sellers during the period of Sellers’ ownership of the Properties. This Section 5.2 shall survive the Closing and not be merged therein.

5.3           Real Estate Taxes and Assessments.

a)            [****]

b)            [****]

c)            [****]

5.4           Costs to be Paid by Sellers. Sellers shall pay or be charged with the following costs and expenses in connection with this transaction:

a)            [****]

b)            [****]

c)            [****]

d)            [****]

5.5           Costs to be Paid by Buyer. Buyer shall pay the following costs and expenses in connection with this transaction:

a)            [****]

b)            [****]

c)            [****]

d)            [****]

e)            [****]

f)             [****]

g)            [****]

h)            [****]

5.6           Security Deposits. Attached hereto as Schedule 5.6 is a list of all security deposits held by each Seller under the Leases as of the Effective Date (excluding any leases with respect to the Excluded Properties) (the “Security Deposits”). At Closing, the aggregate amount of all Security Deposits from the tenants under the Leases, to the extent paid by such tenants to a Seller and not applied by such Seller prior to Closing in accordance with the Leases (including, without limitation, application by Seller against any accounts receivable from such tenants that are due Seller), shall be credited to Buyer as a credit against the Purchase Price and shall be retained by Seller free and clear of any and all claims on the part of tenants. From and after Closing, Buyer shall be responsible for maintaining as Security Deposits and other deposits the aggregate amount so credited to Buyer in accordance with all applicable laws, rules and regulations, and in accordance with the provisions of the Leases relevant thereto. This Section 5.6 shall survive the Closing and not be merged therein.

5.7           Leasing Commissions; Tenant Improvement Allowances. Attached hereto as Schedule 5.7 is a list of all unpaid Leasing Expenses as of the Effective Date with respect to the Pending Leases and all Leases which exist as of the Effective Date (each an “Existing Lease” and collectively, the “Existing Leases”). At (and subject to) Closing, Buyer shall (i) receive a credit against the Purchase Price in the aggregate amount of all unpaid Leasing Expenses (less any amount of such Leasing Expenses escrowed by Seller on or before Closing pursuant to the Escrow Agreements (as hereinafter defined)) with respect to the Pending Leases and Existing Leases (including without limitation, that certain Lease Agreement, dated as of [****], by and between [****] Seller, as “landlord”, and [****], as “tenant”, as assigned to [****]), and (ii) assume the obligation for the payment of such unpaid Leasing Expenses (less any amount of such Leasing Expenses escrowed by Seller on or before Closing pursuant to the Escrow Agreements) with respect to Pending Leases and Existing Leases that become due and payable after Closing. In addition, Buyer shall be responsible for any and all Leasing Expenses in respect of any new lease (excluding the Pending Leases) or any renewal, extension or expansion of any Existing Lease entered into after the Effective Date that, in each case, was approved or consented to by Buyer (or deemed approved or consented to by Buyer) in accordance with this Agreement. If and to the extent Buyer shall be responsible for any such Leasing Expenses in accordance with the foregoing, Buyer shall indemnify, defend, and hold harmless Sellers from and against any and all losses, costs, expenses, liabilities, claims and damages (including reasonable attorneys’ fees, court costs and litigation expenses) suffered by Sellers as a result of Buyer’s failure to pay the aforementioned costs to the applicable broker or tenant when they become due and payable.

For purposes of this Agreement, “Leasing Expenses” shall mean, collectively, all leasing commissions, tenant improvement allowances, and any other leasing incentives that are expressly set forth on Schedule 5.7 attached hereto.

All of the obligations of Buyer under this Section 5.7 shall survive Closing.

5.8           Percentage Rent. If any tenant of the Properties is obligated to pay percentage rent based upon the calendar year or lease year in which the Closing Date occurs, as determined based upon the period in which percentage rent is calculated under the applicable Lease (the “Percentage Rent Year”), Buyer shall, within thirty (30) days after receipt of such payment with respect to the Percentage Rent Year, pay to the applicable Seller that portion which is equal to the number of days which elapsed between the commencement date of the Percentage Rent Year for each such tenant, and the Closing Date, and the total number of days in such Percentage Rent Year. If a Seller has received payments of percentage rent based on any Percentage Rent Year in which the date of Closing occurs, in excess of such Seller’s share as calculated above, such Seller shall promptly pay such excess to Buyer. This Section 5.8 shall survive the Closing and not be merged therein.

5.9           Escrow Agreements.

a)            [****] TIA Escrow Agreement. Notwithstanding anything contained in the Agreement to the contrary, the tenant improvement allowance shown on Schedule 5.7 for the tenant commonly known as [****] (“[****]”) at the [****] Property (such allowance, the “[****] TI Allowance”) shall not be credited to Buyer at Closing, but in lieu thereof, [****] Seller and [****] shall enter into an escrow agreement for the [****] TI Allowance in substantially the form as required under the pending lease with [****] (the “Pending [****] Lease”) at the [****] Property (such escrow agreement, the “[****] Escrow Agreement”), and [****] Seller shall fund such escrow with the amount of the [****] TI Allowance as of the date the Pending [****] Lease is fully and validly executed by [****] Seller and [****]. For the avoidance of doubt, Buyer shall not have any approval or consent rights over the [****] Escrow Agreement prior to Closing.

(i)	If the Pending [****] Lease has been fully executed by [****] Seller and [****] prior to Closing, then, at Closing, [****] Seller shall transfer, grant, convey, set over and assign to Buyer, and Buyer shall acquire and assume, all of [****] Seller’s right, title, interest, powers, privileges, benefits, options or otherwise accruing to, and obligations and duties of, the “lessor” or “landlord” (as the case may be), in, to and under the [****] Escrow Agreement pursuant to the Assignment of Leases. The [****] TI Allowance shall be disbursed in accordance with the express terms and conditions of the [****] Lease and the [****] Escrow Agreement, provided, however, that if a Tenant Termination Event (hereinafter defined) results in the termination of the Pending [****] Lease at any time after Closing and prior to the disbursement of all funds escrowed pursuant to the [****] Escrow Agreement, then Buyer shall promptly deliver written notice of such Tenant Termination Event to Sellers and Escrow Agent, whereupon Escrow Agent shall release all-remaining funds constituting the [****] TI Allowance as Buyer’s sole and exclusive remedy, and, thereafter, neither party hereto shall have any further rights or obligations with respect to the [****] TI Allowance or the terminated Pending [****] Lease, except for obligations that specifically survive the termination of this Agreement or the [****] Escrow Agreement, respectively. If any such funds are released to Seller after a Tenant Termination Event results in the termination of the Pending [****] Lease, then Seller shall promptly remit all such funds disbursed to Seller after the occurrence of the Tenant Termination Event to Buyer. In no event shall Buyer have the right to enter into any amendments or modifications to the [****] Escrow Agreement or authorize disbursements to [****] under the [****] Escrow Agreement other than in accordance with the express terms and conditions of the [****] Escrow Agreement, without [****] Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)	Notwithstanding anything to the contrary in Section 5.9(a)(i), if a Landlord Termination Event (hereinafter defined) results in the termination of the Pending [****] Lease at any time after Closing and prior to the disbursement of all funds escrowed pursuant to the Pending [****] Lease and the [****] Escrow Agreement, then Buyer shall promptly cause the escrow agent holding the funds pursuant to the [****] Escrow Agreement to release all then-remaining funds to [****] Seller as its sole and exclusive remedy, and, thereafter, neither party hereto shall have any further rights or obligations with respect to the [****] TI Allowance or the terminated Pending [****] Lease, except for obligations that specifically survive the termination of this Agreement or [****] Escrow Agreement, respectively. If any such funds are released to Buyer after a Landlord Termination Event results in the termination of the Pending [****] Lease, then Buyer shall promptly remit all such funds disbursed to Buyer to [****] Seller.

b)            At Closing, in connection with the Pending [****] Lease, the Pending [****] Lease and the Pending [****] Lease (each a “Pending Lease” and, collectively, the “Pending Leases”), [****] Seller shall deposit in escrow with Escrow Agent an amount equal to the aggregate Gap Rent due under each Pending Lease for the time period commencing on the Closing Date (assuming the rent commencement date under such Pending Leases were to hypothetically occur on the Closing Date) until the date that is [****] following the Closing Date, as set forth in Schedule 5.9(b) with respect to each Pending Lease (the “Escrowed Gap Rent Amount”), which Escrowed Gap Rent Amount shall be held in escrow by Escrow Agent and disbursed to Buyer (or the applicable Buyer-assignee) expressly as set for in the Gap Rent Escrow Holdback Agreement attached hereto as Exhibit “M” (the “Gap Rent Escrow Holdback Agreement”). Notwithstanding anything to the contrary in this Section 5.9(b) or in Schedule 5.9(b), Gap Rent for the month in which Closing occurs (“Closing Month Gap Rent”) shall be prorated between [****] Seller and Buyer in the same manner provided for Rents in Section 5.1(a) above; provided, however, in no event shall Closing Month Gap Rent be included in the calculation of the Escrowed Gap Rent Amount. As used herein, “Gap Rent” means the amount of monthly base rentals and any and all additional rent (except to the extent that the applicable tenant is responsible for paying such additional rent during the period between the effective date of such tenant’s lease and the rent commencement date of such tenant’s lease, or for reimbursing landlord for expenses incurred by landlord that are allocable to the period between the effective date of such tenant’s lease and the rent commencement date of such tenant’s lease) that would be due from tenant to landlord under each of the Pending Leases if the rent commencement date under such Pending Leases were to hypothetically occur on the day Closing occurs until the rent commencement date of such Pending Lease, which monthly amount is conclusively stated in Schedule 5.9(b). Further, notwithstanding anything to the contrary herein or in Schedule 5.9(b), and for the avoidance of doubt, if the rent commencement date for a Pending Lease occurs prior to the Closing Date, then [****] Seller shall not be obligated to deposit in escrow the Escrowed Gap Rent Amount attributable to such Pending Lease and [****] Seller shall have no obligation or liability whatsoever to Buyer for Gap Rent for such Lease.

(i)	The funds escrowed pursuant to this Section 5.9(b) and the Gap Rent Escrow Holdback Agreement shall be disbursed to Buyer in accordance with the Gap Rent Escrow Holdback Agreement and the applicable Pending Lease, provided, however, that if a Tenant Termination Event results in the termination of any of the Pending Leases at any time after Closing and prior to the disbursement of all funds escrowed pursuant to the Gap Rents Escrow Holdback Agreement, then Buyer shall promptly deliver written notice of such Tenant Termination Event to Sellers and Escrow Agent, whereupon Escrow Agent shall release all-remaining funds constituting the Escrowed Gap Rent Amount applicable to the Pending Lease terminated as a result of such Tenant Termination Event to Buyer, as Buyer’s sole and exclusive remedy, and, thereafter, neither party hereto shall have any further rights or obligations with respect to such portion of the Escrowed Gap Rent Amount or such terminated Pending Lease, except for obligations that specifically survive the termination of this Agreement or the Gap Rent Escrow Holdback Agreement, respectively. If any such funds are released to Sellers after a Tenant Termination Event results in the termination any of the Pending Leases, then Sellers shall promptly remit all such funds disbursed to Sellers after the occurrence of the Tenant Termination Event to Buyer.

(ii)	If a Landlord Termination Event results in the termination of any of the Pending Leases at any time after Closing and prior to the disbursement of all funds escrowed pursuant to the Gap Rents Escrow Holdback Agreement, then Buyer shall promptly deliver written notice of such Landlord Termination Event to Sellers and Escrow Agent, whereupon Escrow Agent shall release all-remaining funds constituting the Escrowed Gap Rent Amount applicable to the Pending Lease terminated as a result of such Landlord Termination Event to Sellers, as Sellers’ sole and exclusive remedy, and, thereafter, neither party hereto shall have any further rights or obligations with respect to such portion of the Escrowed Gap Rent Amount or such terminated Lease, except for obligations that specifically survive the termination of this Agreement or the Gap Rent Escrow Holdback Agreement, respectively. If any such funds are released to Buyer after a Landlord Termination Event results in the termination any of the Pending Leases, then Buyer shall promptly remit all such funds disbursed to Buyer after the occurrence of the Landlord Termination Event to Sellers.

(iii)	As used in this Section 5.9, a “Tenant Termination Event” shall mean and refer to the termination of a Pending Lease as a result of (A) the applicable tenant exercising a unilateral termination right expressly granted to such tenant under such Pending Lease, or (B) any of the following (any of the following being deemed a “Tenant Bankruptcy Event”): (t) the applicable tenant making an assignment for the benefit of creditors; (u) the applicable tenant filing a voluntary petition under any state or federal bankruptcy or insolvency law; (v) an involuntary petition alleging an act of bankruptcy or insolvency is filed against the applicable tenant under any state or federal bankruptcy law that is not dismissed within ninety (90) days; (w) a petition is filed by or against (to the extent not dismissed within ninety (90) days) the applicable tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any state or federal law of like import; (x) a petition is filed by the applicable tenant under the arrangement provisions of the United States Bankruptcy Code or similar state or federal law; (y) a receiver of the applicable tenant, or of, or for, the property of the applicable tenant shall be appointed; or (z) the applicable tenant admits it is insolvent or is not able to pay its debts as the mature.

(iv)	As used in this Section 5.9, a “Landlord Termination Event” shall mean and refer to the termination of a Pending Lease for any reason other than a Tenant Termination Event, including, without limitation (A) a default by Buyer (in its capacity as “landlord” or “lessor” under the applicable Pending Lease) under the applicable Pending Lease or (B) Buyer’s exercise (in its capacity as “landlord” or “lessor” under the applicable Pending Lease) of a right expressly granted to Buyer (in its capacity as “landlord” or “lessor” under the applicable Pending Lease) under the applicable Pending Lease to terminate the applicable Pending Lease following a default by the applicable tenant (other than a Tenant Bankruptcy Event) under the applicable Pending Lease, or as otherwise may be expressly provided for in such Pending Lease. For the avoidance of doubt, the parties agree that any mutual termination right under any Pending Lease shall be deemed a “Landlord Termination Event” and not a “Tenant Termination Event”.

c)            With respect to the Landlord Work, at Closing, [****] Seller shall deposit into escrow the Projected Completion Cost (hereinafter defined). At such time as the Actual Completion Cost is finally determined by [****] Seller and Buyer, pursuant to construction contracts and proposals entered into by Buyer for the completion of the Landlord Work, which contracts: (x) shall be with any of the approved contractors set forth on Schedule 5.9(c), (y) shall have scopes of work consistent with the Pending Leases and (z) shall be approved by [****] Seller in its reasonable discretion (collectively, the “Contracts”), all as more particularly described in, and governed by, the Landlord Work Escrow Agreement (hereinafter defined) applicable to the [****] Landlord Work and [****] Landlord Work, respectively, [****] Seller shall either (i) be obligated to deposit an additional amount equal to the difference between the amount deposited into escrow on the Closing Date and the Actual Completion Cost (if the Actual Completion Cost is greater than the Projected Completion Cost), or (ii) be entitled to a release of an amount equal to the difference between the amount deposited into escrow on the Closing Date and the Actual Completion Cost from escrow back to [****] Seller promptly upon written notice from [****] Seller to Escrow Agent and Buyer stating the amount by which [****] Seller has overfunded the escrow (if the Actual Completion Cost is less than the Projected Completion Cost), subject to the terms and conditions of the Landlord Work Escrow Agreement. The escrow described in this Section 5.9(c) shall be governed by an escrow agreement for each applicable tenant substantially in the form of Exhibit “N-1” attached hereto and made a part hereof (each a “Landlord Work Escrow Agreement” and, collectively, the “Landlord Work Escrow Agreements”), which Landlord Work Escrow Agreements shall be executed by [****] Seller, Buyer and the Escrow Agent at Closing. For the avoidance of doubt, all amounts escrowed under this Section 5.9(c) shall be kept segregated by Escrow Agent. As used herein, the “Projected Completion Cost” shall mean [****] of the amount budgeted for the [****] Landlord Work and the [****] Landlord Work, respectively, by [****] Seller, as reflected on [****] Seller’s budget set forth on Exhibit “N-2” attached hereto. As used herein, the “Actual Completion Cost” shall mean [****] of the actual cost to complete the outstanding [****] Landlord Work and [****] Landlord Work, as applicable, after Closing pursuant to the Contracts (to the extent the outstanding work is the responsibility of landlord and the outstanding work is not subject to payment or reimbursement by the applicable tenant). In consideration of the escrow contemplated by this Section 5.9(c), Buyer hereby expressly assumes the obligation to make such payments under the Contracts following the Closing Date, subject to the terms and conditions of the Landlord Work Escrow Agreements and the Pending Leases, and Buyer shall indemnify, defend and hold Sellers harmless from and against any and all losses, costs, expenses, liabilities, claims and damages (including reasonable attorneys’ fees, court costs and litigation expenses) suffered by Sellers as a result of Buyer’s failure to pay the aforementioned costs under the Contracts when they become due and payable in accordance with the Landlord Work Escrow Agreements and the Pending Leases.

(i)	The funds escrowed pursuant to this Section 5.9(c) and the Landlord Work Escrow Agreements shall be disbursed to Buyer in accordance with the applicable Landlord Work Escrow Agreement and the applicable Pending Lease, provided, however, that if a Tenant Termination Event results in the termination of any of the Pending Leases at any time after Closing and prior to the disbursement of all funds escrowed pursuant to the applicable Landlord Work Escrow Agreement, then Buyer shall promptly deliver written notice of such Tenant Termination Event to Sellers and Escrow Agent, whereupon Escrow Agent shall release all-remaining funds being held in escrow pursuant to the applicable to the Landlord Work Escrow Agreement to Buyer, as Buyer’s sole and exclusive remedy, and, thereafter, neither party hereto shall have any further rights or obligations with respect to such funds or such terminated Pending Lease, except for obligations that specifically survive the termination of this Agreement or the applicable Landlord Work Agreement, respectively. If any such funds are released to Sellers after a Tenant Termination Event results in the termination any of the Pending Leases, then Sellers shall promptly remit all such funds disbursed to Sellers after the occurrence of the Tenant Termination Event to Buyer.

(ii)	If a Landlord Termination Event results in the termination of any of the Pending Leases at any time after Closing and prior to the disbursement of all funds escrowed pursuant to the applicable Landlord Work Escrow Agreement, then Buyer shall promptly deliver written notice of such Landlord Termination Event to Sellers and Escrow Agent, whereupon Escrow Agent shall release all-remaining funds being held in escrow pursuant to the applicable to the Landlord Work Escrow Agreement to [****] Seller, as [****] Seller’s sole and exclusive remedy, and, thereafter, neither party hereto shall have any further rights or obligations with respect to such funds or such terminated Pending Lease, except for obligations that specifically survive the termination of this Agreement or the applicable Landlord Work Agreement, respectively. If any such funds are released to Buyer after a Landlord Termination Event results in the termination any of the Pending Leases, then Buyer shall promptly remit all such funds disbursed to Buyer after the occurrence of the Landlord Termination Event to [****] Seller.

SECTION 6            POSSESSION AND CLOSING.

6.1           Closing. The transaction contemplated herein shall be closed via an escrow established at the office of the Escrow Agent at such time and on such date as may be agreed upon by Buyer and Sellers; provided, however, that the closing shall occur on or before 3:00 PM (Eastern Time) on the thirtieth (30th) day following the Effective Date. The time and date of such closing is referred to herein as the “Closing Date” or the “Closing”.

6.2           Sellers’ and Buyer’s Closing Deliveries.

a)            To effect the Closing, each Seller shall deliver to the Escrow Agent the following with respect to such Seller’s Property:

(i)	the Deed, and if requested by Buyer, a quitclaim deed conveying the Real Property based upon the legal description derived from the Survey (a “Quitclaim Deed”); provided, however, that the applicable Survey must be certified to the applicable Seller, and any such Quitclaim Deed shall be in a form reasonably acceptable to Seller and the Title Company, shall be in proper form for recording and shall be strictly in addition to, and recorded after, the Deed;

(ii)	signed counterparts of the Assignment of Leases (which shall include an assignment and assumption of the [****] Escrow Agreement);

(iii)	a certificate and affidavit of non-foreign status affirming that such Seller is not a “foreign person” which would subject the Buyer to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended;

(iv)	a completed 1099-S request for taxpayer identification number and certification and acknowledgment;

(v)	the Title Affidavit, in the form required pursuant to Section 3.2 hereof, and, with respect to the [****] Property, a North Carolina Land Title Association (“NCLTA”) Form 1, confirming there has been no construction and/or work performed at the Property in the one hundred twenty (120) day period preceding Closing, with such other revisions as may be reasonably requested by [****] Seller and approved by the Title Company, provided that, such form is sufficient for the Title Company to issue the Title Policy without the standard, preprinted exception for mechanic’s liens;

(vi)	signed notices to all tenants and other occupants of the Property, substantially in the form of Exhibit “E” attached hereto and made a part hereof (the “Tenant Notice Letters”), advising them of the sale of the Property and directing them where to send all future rent and notices;

(vii)	signed notices to any third parties subject to any title matters disclosed in a Commitment, advising them of the sale of the respective Property, as any Seller may deem reasonably necessary based on any notice requirements in such title matters, including, without limitation, the notices required pursuant to (i) [****]; and (ii) [****];

(viii)	certificates or resolutions of Seller authorizing the sale of the Property pursuant to this Agreement and the authority of the officer executing the closing documents on behalf of Seller;

(ix)	a Bill of Sale and General Assignment in favor of Buyer conveying Seller’s interest, if any and without warranty, in and to the Fixtures, the Personal Property, the Intellectual Property, the Entitlements, the Warranties and the Permits, substantially in the form of Exhibit “F” attached hereto and made a part hereof (the “General Assignment”);

(x)	a certificate reaffirming and/or updating Seller’s representations and warranties set forth in Section 9.1 below, substantially in the form of Exhibit “I” attached hereto (the “Bring Down Certificate”); provided, however, that Buyer’s remedies for a change in Seller’s representations and warranties identified in the Bring Down Certificate shall be governed exclusively by Section 9.1;

(xi)	an updated Rent Roll (as hereinafter defined) dated no earlier than five (5) days prior to Closing;

(xii)	properly-completed property transfer tax affidavits, returns and forms, in form and substance appropriate to the jurisdiction in which the Property is located and required by the applicable governmental authority;

(xiii)	with respect to each Excluded Property, a License Agreement in favor of Seller, granting Seller (or its affiliate) the non-exclusive right to use the Intellectual Property, substantially in the form of Exhibit “K” attached hereto and made a part hereof (the “License Agreement”);

(xiv)	an Assignment and Assumption of Agreement(s) duly executed by each respective Seller in the form of Exhibit “O” attached hereto (the “Assignment of Agreements”), such Assignment of Agreements to be recorded in the applicable land records at Closing and following the Deed, and such recording to be at Buyer’s sole cost and expense, pursuant to which the respective Seller assigns to Buyer and Buyer assumes from such Seller all of such Seller’s right, title and interest (as and if any, and including, but not limited to, any rights that Seller may has as “Declarant”, “Developer” or other such title) in, to and under those certain reciprocal easement agreements, restriction documents, covenants agreements, permits and the like affecting the Properties, as more particularly set forth on Schedule 6.2(a)(xiv) attached hereto (collectively, the “REAs”), to the extent applicable to such Seller’s Property; provided, however, such assignment shall be without representation or warranty by such Seller, shall be at no cost, expense or liability to such Seller, and shall not amend, modify, limit, impair, assign or transfer any rights or interests of such Seller or such Seller’s affiliates in and to the Excluded Properties;

(xv)	a broker lien waiver from each of Sellers’ brokers, in the form and substance reasonably satisfactory to the Escrow Agent;

(xvi)	with respect to the [****] Property and the [****] Seller only, the Gap Rent Escrow Holdback Agreement and the Landlord Work Escrow Agreements (the “[****] Escrow Agreements”, and together with the [****] Escrow Agreement, collectively, the “Escrow Agreements”);

(xvii)	a settlement statement with respect to the Closing; and

(xviii)	provided that the Pending [****] Lease has been fully executed prior to Closing, a fully executed copy of the [****] Escrow Agreement.

Seller and Buyer each hereby acknowledge and agree that in the event [****] Seller is unable to deliver the NCLTA Form 1 confirming there has been no construction and/or work performed at the [****] Property in the one hundred twenty (120) day period preceding Closing pursuant to Section 6.2(a)(5) above, and as such, the Title Company is unwilling to issue Buyer’s Title Policy without any exception for mechanic’s liens, then such event shall not be a Seller Default, but Buyer shall have the right to terminate this Agreement, whereupon the Escrow Agent shall promptly deliver the Earnest Deposit to Buyer, and none of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination of this Agreement.

b)            In addition, within three (3) business days following the Closing, each Seller shall deliver to Buyer all Leases and any amendments, guarantees and other documents relating thereto, including all tenant Lease files, to the extent in Seller’s possession and all of the keys, access cards and combinations to locks and other security devices related to the Property in such Seller’s possession.

c)            Intentionally omitted.

d)            To effect the Closing, Buyer shall deliver to the Escrow Agent the following with respect to each Property:

(i)	original signed counterparts of the Assignment of Leases, the Tenant Notice Letters, the General Assignment, the License Agreement and the Assignment of Agreements;

(ii)	with respect to the [****] Property only, original signed counterparts of the Escrow Agreements;

(iii)	a settlement statement with respect to the Closing;

(iv)	such other closing documents as may be reasonably necessary to consummate the transactions contemplated herein; and

(v)	a letter to Seller on Buyer’s letterhead directing Seller where any amounts delivered by the tenants to Seller following the Closing that relate to Buyer’s period of ownership and any other amounts owed to Buyer pursuant hereto should be delivered, including, without limitation, Buyer’s wiring instructions.

e)            Unless otherwise provided herein, all documents and funds necessary for Closing shall be deposited in escrow as of 1:00 PM Eastern Time on the Closing Date. At Closing, the Escrow Agent shall simultaneously:

(i)	deliver the Deeds and any Quitclaim Deeds requested by Buyer to Buyer by filing the Deeds and the Quitclaim Deeds for record in the public records for the jurisdiction in which the Property is located;

(ii)	pay to Sellers the Purchase Price less any credits and adjustments to which Buyer is entitled, charge Seller and Buyer for the closing costs as set forth in Section 5 above, disburse the Earnest Deposit to Sellers, all in accordance with the agreed upon settlement statement and deposit all funds to be escrowed pursuant to the Escrow Agreements in accordance with the Escrow Agreements;

(iii)	cause the Title Company to issue each Title Policy; and

(iv)	Sellers shall deliver exclusive possession of the Properties to Buyer at the Closing, subject to the rights of any parties under the Permitted Exceptions.

f)            Within three (3) business days following the Closing Date, Buyer shall assemble fully executed versions of the Tenant Notice Letters and send them to the tenants pursuant to the Leases and Temporary Occupancy Agreements. Copies of the fully executed Tenant Notice Letters, together with evidence of their delivery, shall be provided to Seller within three (3) business days following Buyer’s receipt of confirmation of delivery to the tenants. The provisions of this Section 6.2(f) shall survive Closing.

6.3           Estoppels.

a)            In accordance with the further terms and conditions of this Section 6.3, Sellers shall use their commercially reasonable efforts to obtain and deliver to Buyer a Satisfactory Tenant Estoppel (as hereinafter defined) from all the tenants under the Leases. Notwithstanding the foregoing, at a minimum Sellers shall deliver to Buyer no later than two (2) business days prior to Closing the following:

(i)	for the [****] Property, a Satisfactory Tenant Estoppel from all tenants of the [****] Property set forth on Schedule 6.3 attached hereto (each a “[****] Major Tenant” and, collectively, the “[****] Major Tenants”);

(ii)	for the [****] Property, a Satisfactory Tenant Estoppel from: (x) all tenants of the [****] Property set forth on Schedule 6.3 attached hereto (each a “[****] Major Tenant” and, collectively, the “[****] Major Tenants”); and (ii) tenants under the Leases of the [****] Property leasing not less than [****] of the remaining open and occupied gross leasable area of the [****] Property with an original term of more than twelve (12) months (excluding from such remaining open and occupied gross leasable area any space occupied by the [****] Major Tenants); and

(iii)	for the [****] Property, a Satisfactory Tenant Estoppel from: (x) all tenants of the [****] Property set forth on Schedule 6.3 attached hereto (each a “[****] Major Tenant” and, collectively, the “[****] Major Tenants”); and (ii) tenants under the Leases of the [****] Property leasing not less than [****] of the remaining open and occupied gross leasable area of the [****] Property with an original term of more than twelve (12) months (excluding from such remaining open and occupied gross leasable area any space occupied by the [****] Major Tenants).

The Satisfactory Tenant Estoppels required to be delivered pursuant to subparts (i) – (iii) in the preceding sentence and that are a condition to Buyer’s obligation to Closing as more particularly set forth herein are defined collectively as the “Required Estoppels”. The [****] Major Tenants, the [****] Major Tenants and the [****] Major Tenants are each referred to individually herein as a “Major Tenant” and are collectively referred to herein as the “Major Tenants”.

b)            For purposes of this Agreement, “Satisfactory Tenant Estoppel” shall mean a tenant estoppel certificate (1) substantially in the form of Exhibit “G” attached hereto and made a part hereof; provided, however, that if any tenant is required or permitted under the terms of its Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit “G”, or if a tenant otherwise provides an estoppel certificate consistent with such tenant’s standard form of estoppel certificate that such tenant customarily provides, then Buyer shall accept any estoppel certificate and any modifications made to such estoppel certificate to the extent that such changes are consistent with the minimum requirements set forth in such tenant’s Lease, and (2) that does not (A) disclose therein any bona fide, material default or claim any bona fide, material default by a Seller under such tenant’s Lease or (B) disclose such tenant making an assertion that there are amounts due from Seller to such tenant allocable to periods prior to the Closing unless under the terms of this Agreement or otherwise in writing Seller has agreed to pay the same or give a credit for the same to Buyer. Notwithstanding the immediately preceding sentence, Buyer shall have no right to object to any tenant estoppel certificate that discloses anything in the foregoing sentence that Buyer had actual knowledge of prior to the Effective Date, including, without limitation, any of the matters identified in Section 5.1(b), and Buyer acknowledges and agrees that Buyer has had an opportunity to review a completed (but unsigned) version of the tenant estoppel certificate requested by Seller from each tenant under the Leases (the “Buyer-Reviewed Estoppels”), that the Buyer-Reviewed Estoppels were substantially in the form of Exhibit “G” attached hereto and made a part hereof when reviewed, that Buyer approved the Buyer-Reviewed Estoppels on June 27, 2024, and that, if any such Buyer-Reviewed Estoppels are executed by the applicable tenant and returned to Seller, and subsequently delivered to Buyer in accordance with this Section 6.3, then the same shall constitute a Satisfactory Tenant Estoppel.

c)            Buyer shall, within three (3) business days after Buyer's receipt of any executed tenant estoppels from Sellers, respond to Sellers in writing with any specific comments or concerns that Buyer has with respect to such tenant estoppels as a result of Buyer's review of such tenant estoppels and the applicable Lease for such tenant. If Buyer fails to respond to Sellers within such three (3) business day period, the tenant estoppels delivered by Seller shall be deemed accepted by Buyer.

d)            Sellers shall request tenant estoppels from all the tenants under Leases and agrees to promptly provide all draft and executed tenant estoppels to the Buyer whether or not Seller has achieved the thresholds in Section 6.3(a) above.

e)            In the event Sellers fail to obtain the Required Estoppels in accordance with this Section 6.3, Sellers shall have the right, upon written notice to Buyer no later than one (1) business day prior to Closing, to extend the Closing Date by up to twenty-one (21) days in order to allow Sellers additional time to obtain all Required Estoppels. Sellers shall have no obligation to update any Tenant Estoppels described in this Section 6.3 at or prior to Closing. Notwithstanding anything contained herein to the contrary, if Buyer has not received the Required Estoppels in accordance with the terms of this Section 6.3 at or before the scheduled Closing (as may be extended), Sellers shall not be deemed in default of this Agreement, but rather a failure of a condition to Closing shall have occurred, and Buyer shall have the right to (i) terminate this Agreement by delivery of written notice to Sellers, in which event the Earnest Deposit shall be returned to Buyer promptly and neither Sellers nor Buyer shall have any further rights or obligations hereunder, except for those obligations which are expressly stated in this Agreement to survive any termination of this Agreement, or (ii) waive such requirement and proceed to Closing.

6.4           Covenants of Seller Pending Closing.

a)            From and after the Effective Date each Seller shall not, except as set forth on Schedule 6.4 attached hereto: (i) amend, modify, cancel, terminate, extend, renew or otherwise change or supplement in any manner the terms and provisions of the Leases, Pending Leases, Cable Agreements or Temporary Occupancy Agreements (but the foregoing shall not prevent landlord from accepting any notice of extension, cancellation or other action received from a tenant pursuant to an elective right expressly set forth in its Lease); (ii) enter into any contracts for services or otherwise that may be binding upon the Property following Closing or upon Buyer; (iii) grant any easements on or further encumber (other than a Future Mortgage) the Property; (iv) enter into any construction contracts, subcontracts, architecture and engineering agreements, and similar agreements relating to the design, development and construction of the Landlord Work; or (v) enter into any new leases or occupancy agreements in the Property, including, without limitation, the Pending Leases (to the extent that any of the economic terms therein are modified from and after August 1, 2024), in each instance without the express prior written consent of Buyer, which consent shall be given in Buyer’s sole and absolute discretion. Buyer agrees to deliver to Seller such consent or refusal of consent, in writing (and in the event Buyer refuses consent, Buyer shall include with such written refusal, with reasonable specificity, Buyer’s reasons for refusing consent), within four (4) business days after receipt of a written request from Seller seeking any such consent. In the event Buyer fails to deliver to Seller such consent or refusal of consent (including Buyer’s reasons therefor), in writing, within four (4) business days after receipt of a written request from Seller, Buyer shall be deemed to have consented, in all respects, to any and all matters set forth in the written request from Seller. Notwithstanding the foregoing or anything to the contrary as contained in this Agreement, Sellers are expressly permitted, without any consent required from Buyer, to enter into, amend, modify, cancel or otherwise change any contracts, or new leases that relate only to any Excluded Property and not to the Properties.

b)            From the Effective Date through the Closing Date, each Seller shall continue to operate the Property in substantially the same manner as Seller has prior to the Effective Date; provided, however, Seller’s obligations under this Section 6.4(b) shall not include any obligation (i) to perform any repairs, replacements or improvements to the Property, or (ii) to pay any other expenditure not in the ordinary day-to-day maintenance of the Property. In addition, as of the Closing Date, the Properties will no longer be insured under each Seller’s insurance program, and Buyer shall be solely responsible for maintaining insurance on the Properties on and after the Closing Date.

c)            During the period commencing on the Closing Date and ending on the date that is the later to occur of (i) the expiration of the Survival Period, and (ii) the date of final resolution of any claim as asserted hereunder by Buyer pursuant to the terms and conditions set forth herein, Sellers shall remain validly existing and in good standing under the laws of the State of Delaware and shall maintain an aggregate liquid net worth of not less than [****] (the “Financial Covenant”).

d)            Roof Warranties:

(i)	During the period between the Effective Date and the Closing Date, Seller shall permit Buyer and Buyer’s representatives, employees, agents, contractors and consultants (collectively, “Buyer’s Agents”) to enter the Real Properties at any time for the purpose of conducting such inspections as may be reasonably required by the issuers of the Roof Warranties in connection with the transfer of such Roof Warranties to Buyer (collectively, the “Roof Inspections”). Buyer shall promptly repair any damage to the Properties to the extent attributable to the conduct of the Roof Inspections, and shall promptly return the Properties to substantially the same condition as existed prior to the conduct thereof. No Roof Inspections shall be conducted without Sellers’ approval as to the time and manner thereof, which approval shall not be unreasonably withheld, conditioned or delayed. If Buyer delivers notice to a Seller requesting any Roof Inspection(s) (which notice shall specify the time and manner of the requested Roof Inspection(s)), then, if a Seller does not respond to such request within two (2) business days following said Seller’s receipt of such request, Buyer shall have the right to deliver a second notice stating in bold font as follows: BUYER HEREBY PROVIDES THIS SECOND REQUEST FOR APPROVAL OF ROOF INSPECTIONS TO SELLER. SELLER SHALL HAVE AN ADDITIONAL ONE (1) BUSINESS DAY TO RESPOND TO THIS REQUEST FOR APPROVAL OF ROOF INSPECTIONS AS SET FORTH IN BUYER’S ORIGINAL REQUEST DELIVERED TO SELLER VIA [insert notice method (e.g. email)] ON [insert date of notice], AND SELLER’S FAILURE TO RESPOND WITHIN SAID ADDITIONAL ONE (1) BUSINESS DAY PERIOD SHALL BE DEEMED TO CONSTITUTE SELLER’S APPROVAL OF SUCH REQUESTED ROOF INSPECTIONS. If Seller does not respond to Buyer’s request within such additional one (1) business day period, then Seller shall be deemed to have approved the requested Roof Inspection(s) (provided that Seller shall only be deemed to have approved the requested Roof Inspection(s), and time and manner thereof, specifically identified in Buyer’s original notice to Seller and any additional Roof Inspections shall require Seller’s prior written approval in accordance with the procedures set forth in this Section 8.2(a)). Sellers shall have the right to have a representative present during any Roof Inspection. Any such Roof Inspection shall be subject to any limitation under the Leases and shall be performed in a manner which does not interfere with the use, operation, or enjoyment of the Real Properties in any material respect, including, but not limited to, the rights of any tenant on the Real Properties.

(ii)	Buyer hereby agrees (x) to defend Sellers from and against all claims and demands, including any action or proceeding brought thereon (collectively, “Claims”), and (y) to indemnify and hold harmless Sellers from and against any actual losses, liabilities (solely to the extent actually paid out, out-of-pocket by Sellers), damages (solely to the extent actually paid out, out-of-pocket by Sellers), and reasonable documented out-of-pocket costs and expenses actually incurred by Sellers (collectively, “Losses”), in each case, to the extent resulting from or arising out of Buyer’s entry onto and/or Roof Inspections of the Property (whether conducted directly by Buyer or by Buyer’s Agents). Notwithstanding the foregoing, under no circumstances shall Buyer be liable to or required to indemnify Sellers for (A) any Losses that result from (i) the Buyer’s or Buyer’s Agents’ mere discovery of existing conditions at the Property (except to the extent exacerbated by Buyer or Buyer’s Agents), or (ii) the gross negligence or willful misconduct of Seller (or any tenant) or their respective agents, licensees, invitees, employees, contractors, affiliates, property managers, lenders, investors, officers or directors. Buyer shall carry commercial general liability insurance covering all activities conducted by Buyer and Buyer’s Agents on the Properties. Such insurance shall have limits of not less than [****] for personal injury to or death of any one person, [****] for personal injury to or death of any number of persons in any one accident and [****] for property damage, and shall name Sellers and [****], as additional insureds. Insurance carried by Buyer shall be primary and non-contributory to any insurance carried by Sellers. Prior to any entry onto the Properties by Buyer or its agents or representatives, and as a condition to Buyer’s right to enter onto the Properties, Buyer shall provide proof of such insurance to Sellers.

(iii)	Sellers agree (A) to reasonably cooperate with Buyer, at no material cost or expense to Sellers, to cause the issuers of the Roof Warranties to approve the transfer of the Roof Warranties to Buyer at or following Closing, and (B) if and to the extent the Roof Warranties are transferable at no cost or expense to Sellers, and without liability to Sellers, as reasonably determined by Sellers, in Sellers’ sole and absolute discretion, to execute and deliver an assignment of the Roof Warranties on the issuers’ standard forms to Buyer at or following Closing.

The provisions of this Section 6.4 shall survive Closing and delivery of the Deeds; provided, however, that, notwithstanding anything in the immediately preceding clause, Sellers’ obligations pursuant to Section 6.4(d)(iii) shall expire thirty (30) days after the Closing Date, and thereafter Sellers shall have no further obligations or liability whatsoever pursuant to said Section 6.4(d)(iii).

6.5           Conditions Precedent to Closing.

a)            The obligations of the Buyer to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions not later than the Closing, any of which may be waived by the Buyer in its sole discretion by written notice to the Sellers at or prior to Closing:

(i)	The Sellers shall have performed, in all material respects, all covenants, agreements, and undertakings of the Sellers contained in this Agreement, including without limitation, the delivery of the items required under Section 6.2 hereof;

(ii)	Other than with respect to a Permitted Change (as hereinafter defined), all representations and warranties of the Sellers hereunder shall be true and correct in all material respects as of the Effective Date and as of the Closing Date;

(iii)	Seller shall have delivered the Required Estoppels to Buyer (which may be satisfied by the delivery of electronic copies of the Required Estoppels);

(iv)	At least three (3) business days prior to the Closing Date, the Sellers shall provide to the Buyer an updated Rent Roll (dated no earlier than five (5) days prior to the Closing Date), and drafts of the updated Schedules to be attached to the Bring Down Certificate (excluding, however, Schedule 9.1(m));

(v)	The [****] Seller shall have delivered to the Buyer the fully executed Pending Leases (which may be satisfied by the delivery of electronic copies of the fully executed Pending Leases); and

(vi)	The Title Company can and will, upon the occurrence of Closing and the payment by the Buyer and Seller, of the applicable premiums, issue each Title Policy without exception for any mechanics’ liens (except for any waived by Buyer pursuant to Section 3.2(c) and/or 6.2(a) above) and otherwise in the form required pursuant to Section 3.2(a) of this Agreement; and

(vii)	At least five (5) business days prior to the Closing Date, the [****] Seller and Buyer shall have mutually agreed on and finalized the forms of the [****] Escrow Agreements and finalized Exhibit “M” and Exhibit “N-1” and replaced such Exhibit “M” and Exhibit “N-1” attached hereto with such finalized Exhibit “M” and Exhibit “N-1”.

If any of the foregoing conditions set forth in Section 6.5(a) above have not been satisfied or performed by Sellers or waived in writing by Buyer on or as of the Closing Date, Buyer shall have the right, at Buyer’s option, either: (i) to extend the Closing Date on a day-for-day basis until such condition is satisfied, not to exceed thirty (30) days in the aggregate; provided, however, that in no event shall Closing occur later than [****] (the “Outside Closing Date”), (ii) to terminate this Agreement by giving written notice to Sellers, in which event the Earnest Deposit shall be returned to Buyer by the Escrow Agent and no party hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement; (iii) to waive the satisfaction of such condition and consummate the purchase and sale of the Property, or (iv) if such failure of a condition constitutes a Seller Default (hereinafter defined), to proceed pursuant to Section 10.1 of this Agreement. If Buyer elects to extend the Closing Date pursuant to subclause (i) above, and after such extension the condition precedent is still not satisfied, then Buyer may elect to exercise its rights set forth in subclauses (ii), (iii) or (iv) above.

b)            The obligations of the Sellers to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions not later than the Closing, any of which may be waived by the Sellers in its sole discretion by written notice to the Buyer at or prior to Closing:

(i)	Buyer shall have performed, in all material respects, all covenants, agreements, and undertakings of the Buyer contained in this Agreement, including without limitation, the delivery of the items required under Section 6.2 hereof;

(ii)	The [****] Seller shall have received the Pending Leases executed by each of the applicable tenants thereto (which may be satisfied by the delivery of electronic copies of the partially executed Pending Leases by such tenants); and

(iii)	At least five (5) business days prior to the Closing Date, the [****] Seller and Buyer shall have mutually agreed on and finalized the forms of the [****] Escrow Agreements and finalized Exhibit “M” and Exhibit “N-1” and replaced such Exhibit “M” and Exhibit “N-1” attached hereto with such finalized Exhibit “M” and Exhibit “N-1”.

If any of the foregoing conditions set forth in Section 6.5(b) above have not been satisfied or performed by Buyer or waived in writing by Sellers on or as of the Closing Date, Sellers shall have the right, at Sellers’ option, either: (i) to extend the Closing Date on a day-for-day basis until such condition is satisfied, not to exceed thirty (30) days in the aggregate; provided, however, that in no event shall Closing occur later than the Outside Closing Date, (ii) to terminate this Agreement by giving written notice to Buyer, in which event the Earnest Deposit shall be returned to Buyer by the Escrow Agent and no party hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement; (iii) to waive the satisfaction of such condition and consummate the purchase and sale of the Property, or (iv) if such failure of a condition constitutes a Buyer Default, to proceed pursuant to Section 10.1 of this Agreement. If Sellers elects to extend the Closing Date pursuant to subclause (i) above, and after such extension the condition precedent is still not satisfied, then Sellers may elect to exercise its rights set forth in subclauses (ii), (iii) or (iv) above.

SECTION 7            CONDITION OF PROPERTY.

7.1           “As-Is” Condition. BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER WILL HAVE, AS OF CLOSING, THOROUGHLY INSPECTED AND EXAMINED THE STATUS OF TITLE TO THE PROPERTIES AND THE PHYSICAL CONDITION OF THE PROPERTIES TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE PROPERTIES. BUYER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER IS RELYING UPON THE INSPECTION, EXAMINATION, AND EVALUATION OF THE PHYSICAL CONDITION OF THE PROPERTIES BY BUYER AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLERS, OR ANY PARTNER OF SELLERS, OR ANY AFFILIATE, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLERS WITH RESPECT TO THE PROPERTIES, THE CONDITION OF THE PROPERTIES OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER IS PURCHASING, AND AT CLOSING WILL ACCEPT, THE PROPERTIES ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS, WARRANTIES AND/OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE; EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.4 HEREOF, BUYER ACKNOWLEDGES THAT SELLERS HAVE MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE THE PROPERTIES OR THE IMPROVEMENTS.

AS USED IN THE PRIOR PARAGRAPH, THE TERM “CONDITION OF THE PROPERTIES” MEANS THE FOLLOWING MATTERS: (I) THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE PROPERTIES; THE CONDITION OF STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE, AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER, OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING, AND IRRIGATION OF OR WITH RESPECT TO THE PROPERTIES; THE LOCATION OF THE PROPERTIES IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE, OR OTHER SPECIAL AREA; THE EXISTENCE, LOCATION, OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY FIXTURES; AND THE PRESENCE OF ANY ASBESTOS OR OTHER HAZARDOUS MATERIALS, DANGEROUS, OR TOXIC SUBSTANCE, MATERIAL OR WASTE IN, ON, UNDER OR ABOUT THE PROPERTIES AND THE IMPROVEMENTS LOCATED THEREON; AND (II) THE COMPLIANCE OR NON-COMPLIANCE OF SELLERS OR THE OPERATION OF THE PROPERTIES OR ANY PART THEREOF IN ACCORDANCE WITH, AND THE CONTENTS OF: (A) ALL CODES, LAWS, ORDINANCES, REGULATIONS, AGREEMENTS, LICENSES, PERMITS, APPROVALS AND APPLICATIONS OF OR WITH ANY GOVERNMENTAL AUTHORITIES ASSERTING JURISDICTION OVER THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ZONING, BUILDING, PUBLIC WORKS, PARKING, FIRE AND POLICE ACCESS, HANDICAP ACCESS, LIFE SAFETY, SUBDIVISION AND SUBDIVISION SALES, AND HAZARDOUS MATERIALS, DANGEROUS, AND TOXIC SUBSTANCES, MATERIALS, CONDITIONS OR WASTE, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTIES THAT WOULD CAUSE STATE OR FEDERAL AGENCIES TO ORDER A CLEAN UP OF THE PROPERTIES UNDER ANY APPLICABLE LEGAL REQUIREMENTS; AND (B) ALL AGREEMENTS, COVENANTS, CONDITIONS, RESTRICTIONS (PUBLIC OR PRIVATE), CONDOMINIUM PLANS, DEVELOPMENT AGREEMENTS, SITE PLANS, BUILDING PERMITS, BUILDING RULES, AND OTHER INSTRUMENTS AND DOCUMENTS GOVERNING OR AFFECTING THE USE, MANAGEMENT, AND OPERATION OF THE PROPERTIES.

NOTWITHSTANDING THE FOREGOING OR ANY PROVISION HEREOF TO THE CONTRARY, IN NO EVENT SHALL SELLER BE RELEASED FROM THE FOLLOWING (COLLECTIVELY, “RELEASE CARVEOUTS”): (I) FRAUD OR INTENTIONAL MISREPRESENTATION BY SELLER WHEN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT WERE MADE BY SUCH SELLER, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION, AND (II) SELLER’S OBLIGATIONS TO PAY ATTORNEYS FEES IN ACCORDANCE WITH SECTION 15.18 OF THIS AGREEMENT, AND ANY SUCH LIABILITY UNDER (I) SHALL NOT BE SUBJECT TO (X) THE FLOOR, (Y) THE CAP, AND (Z) THE SURVIVAL PERIOD, BUT, TO THE EXTENT PERMITTED BY LAW, ANY SUCH LIABILITY UNDER (II) SHALL BE SUBJECT TO (X) THE FLOOR, (Y) THE CAP, AND (Z) THE SURVIVAL PERIOD.

FURTHER NOTWITHSTANDING ANYTHING IN THE FOREGOING TO THE CONTRARY: (A) SO LONG AS SUCH ALLEGATIONS ARE TRUE AND NOT FRIVOLOUS, BUYER SHALL HAVE THE RIGHT TO DEFEND THIRD-PARTY CLAIMS BY ALLEGING THAT SELLER (OR SOMEONE ACTING ON SELLER’S BEHALF), NOT BUYER, IS LIABLE FOR SUCH CLAIMS AND BUYER HAS NO OBLIGATION TO INDEMNIFY SELLER FOR THIRD PARTY CLAIMS ASSERTED BEFORE OR AFTER THE CLOSING AS A RESULT OF ANY ACT OR OMISSION TAKEN OR FAILED TO BE TAKEN BY OR ON SELLER’S BEHALF PRIOR TO THE CLOSING; AND (B) THE PROVISIONS SET FORTH IN SECTION 7 SHALL NOT APPLY TO THIRD-PARTY TORT CLAIMS RELATING TO THE PROPERTY AND OCCURRING DURING SELLER’S OWNERSHIP OF THE PROPERTY.

Buyer’s Initials: ___________	Seller’s Initials: ___________

Except as specifically set forth in this Agreement, Buyer acknowledges and agrees that it has not (and shall not) rely upon any statement and/or information from whomsoever made or given (including, but not limited to, any broker, attorney, agent, employee or other person representing or purporting to represent Sellers) directly or indirectly, verbally or in writing, and Sellers are not and shall not be liable or bound by any such statement and/or information.

Except as specifically set forth in this Agreement, Sellers specifically disclaim any representation, warranty or guaranty with respect to the Properties, express or implied, including, but not limited to, any representation or warranty as to any Property’s condition, fitness for a particular purpose, quality, freedom from defects or contamination (whether or not detectable by inspection), compliance with zoning or other legal requirements or as to the availability or existence of any utility or other governmental or private services or as to the amount of taxes assessed to any Property.

7.2           Release of Claims Under Environmental Laws. To the extent permitted by law, Buyer, on behalf of itself and all future owners and occupants of the Property, hereby waives and releases each Seller from any claims arising out of the environmental condition of the Properties and all claims under any applicable federal, state or local environmental laws (“Environmental Laws”). For purposes of this Agreement, the term “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. and the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended from time to time; and any similar federal, state and local laws and ordinances and the regulations and rules implementing such statutes, laws and ordinances. This Section shall survive Closing and delivery of the Deeds.

SECTION 8            RESERVED.

SECTION 9            REPRESENTATIONS AND WARRANTIES.

9.1           By Seller. Each Seller, only with respect to itself and the respective Property owned by such Seller, represents and warrants to Buyer as of the Effective Date, and such representations and warranties to be reaffirmed and/or updated as provided in this Section 9.1, that:

a)            [****]

b)            [****]

c)            [****]

d)            [****]

e)            [****]

f)             [****]

g)            [****]

h)            [****]

i)             [****]

j)             [****]

k)            [****]

l)             [****]

m)           [****]

n)            [****]

o)            [****]

p)            [****]

9.2           [****]

9.3           By Buyer. Buyer represents and warrants to Sellers as of the Effective Date and as of the Closing Date that:

a)            Buyer is duly created and validly existing pursuant to the laws of the jurisdiction of its organization and, at Closing will be duly qualified to do business in the jurisdiction in which each Property is situated if and to the extent that such qualification is required.

b)            Buyer has the capacity and authority to execute this Agreement and perform the obligations of Buyer under this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been taken or will be taken prior to Closing, and such action has not been rescinded or modified. Upon the execution of this Agreement, this Agreement will be legally binding upon Buyer. The person signing this Agreement on behalf of Buyer has been duly authorized to sign and deliver this Agreement on behalf of Buyer.

c)            Buyer is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Buyer’s right to carry out this Agreement.

d)            To Buyer’s knowledge, neither the execution of this Agreement nor the consummation of the transactions contemplated herein by Buyer will constitute a breach under any contract or agreement to which Buyer is a party or by which Buyer is bound or affected.

e)            No consent or approval of any third party (including, without limitation any governmental authority) is or was required in connection with Buyer’s execution and delivery of this Agreement or its consummation of the transaction contemplated herein.

f)            None of the funds to be used for payment by Buyer of the Purchase Price will be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 18 U.S.C. §§ 881 (Drug Property Seizure), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, or the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the “USA Patriot Act”).

g)            Buyer is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the USA Patriot Act, or other governmental action.

Buyer shall fully disclose to Sellers, promptly upon Buyer’s becoming aware of its occurrence, but in no event later than Closing, any change in facts or circumstances of which Buyer becomes aware prior to the Closing that may affect the representations and warranties set forth above. In the event that, prior to Closing and payment by Buyer of the Purchase Price, any representation or warranty by Buyer is not accurate, subject to the Buyer Cure Period, and provided no Seller Default exists, Sellers, as their sole and exclusive remedy, shall have the right to terminate this Agreement, in which event the Earnest Deposit shall be delivered and paid to Sellers by the Escrow Agent and no party hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement, and Sellers expressly waive the right to sue Buyer for damages.

SECTION 10         DEFAULT.

10.1         Seller Default. [****]

10.2         Buyer Default. [****]

SECTION 11         BROKERS. Buyer and Seller each represent and warrant that they have not been represented by any broker in connection with the sale of the Properties other than [****] (with respect to the [****] Property), [****] (with respect to the [****] Property) and [****] (with respect to the [****] Property) (collectively, the “Brokers”), and no commissions or fees are due to any other broker or finder by reason of either party’s actions in this matter. Seller shall pay the Brokers pursuant to a separate commission agreement. Buyer and Sellers shall each be responsible for all liability, if any, for any broker or finder fees payable with respect to the sale of the Properties that are attributable to such party’s actions. Sellers and Buyer shall and do each hereby indemnify, defend and hold harmless the other from and against the claims, demands, actions and judgments of any and all brokers, agents and other persons or entities alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Properties. The indemnity obligations in this Section shall survive the termination of this Agreement or the Closing.

SECTION 12         EMINENT DOMAIN. In the event of a taking by eminent domain for any public or quasi-public use of a Material Portion (hereinafter defined) of any Property (a “Material Taking”), or if notice of intent of a Material Taking or a sale in lieu of a Material Taking with respect to a Property is received by Sellers or Buyer, at or prior to the Closing, Buyer shall have the right, to be exercised within thirty (30) days after notice of such taking by written notice to Sellers, to terminate this Agreement, in which event Buyer shall receive the Earnest Deposit and none of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination. If the Closing Date is within the aforesaid thirty (30) day period, then the Closing Date shall be extended to the next business day following the end of said thirty (30) day period. In the event this Agreement is not terminated, Buyer shall consummate this transaction on the Closing Date (with no reductions in the Purchase Price), and Buyer shall be entitled to participate in any such condemnation or eminent domain proceedings and to receive all of the proceeds attributable to any portion of the Property to be conveyed to Buyer. For clarity, Buyer and Sellers acknowledge and agree that in the event one or more Sellers deliver notice to Buyer in accordance with the foregoing Section 12, in no event shall such notice of any such taking or intent of taking by eminent domain for any public or quasi-public use constitute a breach by any Seller of Section 9.1 above, and Sellers shall have no liability to Buyer therefor; provided, however, Buyer shall retain its rights under this Section 12. As used hereunder, “Material Portion” shall mean (i) a portion of a Property constituting, in Seller’s reasonable judgment, more than [****] of the building(s) comprising a part of such Property, (ii) a portion of a Property, the taking or loss of which will, in Seller’s reasonable judgment, result in a Property permanently lacking access, (iii) a portion of a Property, the taking or loss of which, in Seller’s reasonable judgment, would result in such Property failing to comply in any material respect with zoning ordinances affecting the Property, or (iv) a portion of a Property, the taking or loss of which causes one (1) or more Major Tenants to, in writing, (A) terminate their respective Leases, or (B) threaten to terminate their respective Leases, and such Major Tenants have the right to terminate pursuant to their respective Leases due to such taking or loss (or notice thereof).

SECTION 13         CASUALTY. If prior to the Closing Date, a Material Portion of a Property is destroyed by fire or other casualty (a “Material Casualty”), Sellers shall notify Buyer in writing of such fact (which writing shall detail the amount of insurance recoverable) and Buyer shall have the option to terminate this Agreement upon notice to Sellers given within fifteen (15) days after Buyer’s receipt of Sellers’ written notice aforesaid. Upon such termination, the Escrow Agent shall return the Earnest Deposit to Buyer, this Agreement shall terminate and no party shall have any further obligation or liability to the other. In the event Buyer does not so elect to terminate this Agreement as aforesaid, or there is damage to or destruction that does not constitute a Material Casualty, Sellers shall assign to Buyer any insurance claims, upon the written consent of the applicable insurer, and the amount of any deductible shall be subtracted from the Purchase Price and Buyer shall acquire the Properties pursuant to this Agreement without any other reduction in the Purchase Price. In the event the applicable insurer will not consent to the assignments of any insurance claim to Buyer, Sellers shall pursue the applicable insurance claim on behalf of Buyer (and Buyer shall assist Sellers as reasonably requested by Sellers) and will turn over insurance proceeds from such claim to Buyer, less any actual expenses of Sellers’ pursuit of such insurance claim, upon Sellers’ receipt of same.

SECTION 14         [RESERVED].

SECTION 15         MISCELLANEOUS.

15.1         Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard to rules regarding conflicts of laws; provided, however, that to the extent any matter arising hereunder relates or applies solely to a specific Property, then such matter shall be governed by the laws of the State where such Property is located, without regard to rules regarding conflicts of laws.

15.2         Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Signatures delivered by PDF or DocuSign (or any other reputable electronic platform) shall be sufficient to bind the parties hereto.

15.3         Entire Agreement. This Agreement, together with the attached exhibit(s), contains all of the terms and conditions of the agreement between the parties hereto, and any and all prior and contemporaneous oral and written agreements are merged herein.

15.4         Modifications and Waivers. This Agreement cannot be changed nor can any provision of this Agreement, or any right or remedy of any party, be waived orally. Changes and waivers can only be made in writing, and the change or waiver must be signed by the party against whom the change or waiver is sought to be enforced. Any waiver of any provision of this Agreement, or any right or remedy, given on any one or more occasions shall not be deemed a waiver with respect to any other occasion.

15.5         Parties Bound. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, successors, and assigns of the parties hereto.

15.6         Assignment. Buyer may not assign its rights and obligations under this Agreement without Sellers’ prior written consent; provided, however, Buyer may assign its rights and obligations under this Agreement without the consent of Sellers and Buyer may elect to take title to each of the Properties in the name of a separate nominee or assignee for each such Property, provided and on the condition that: (i) Buyer shall have given Sellers written notice of the assignment and the identity of each such assignee and/or nominee at least seven (7) days prior to Closing; (ii) such assignee and/or nominee shall be an affiliate of or under common control with Buyer; and (iii) such assignee and/or nominee shall have assumed Buyer’s obligations hereunder by a written instrument of assumption in form and substance reasonably satisfactory to Sellers. Notwithstanding any such assignment, Buyer shall nevertheless remain liable for all of Buyer’s obligations hereunder.

15.7         Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given when made by personal delivery, sent next business day by delivery by a nationally recognized overnight courier, addressed as follows, or e-mail; provided, however, that if any such notice pertains to a termination of this Agreement or a default under this Agreement and such notice is delivered via email, such notice shall not be effective unless followed by another permitted means of delivery other than email. Notice shall be deemed given on the date on which the notice is received by a party in the case of personal delivery or e-mail, or on the next business day immediately following receipt by the courier, in the case of an overnight courier:

If to Sellers:	[****]

With copies to:	[****]
[****]
[****]
And with a copy to:	[****]

If to Buyer:	CTO Realty Growth, Inc.
369 N. New York Ave., Suite 201
Winter Park, FL 32789
Attn: [****]
E-mail: [****]

With a copy to:	CTO Realty Growth, Inc.
1140 N. Williamson Blvd., Suite 140
Daytona Beach, Florida 32114
Attn: [****]
E-mail: [****]

And with a copy to:	[****]

15.8         Section Headings. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.9         Severability. If one or more of the provisions of this Agreement or the application thereof shall be invoked, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or any other application thereof shall in no way be affected or impaired.

15.10       Time of the Essence. The parties agree that time is of the essence and that the failure of a party hereto to perform any act on or before the date specified herein for performance thereof shall be deemed cause for the termination hereof by the other party, without prejudice to other remedies available for default hereunder.

15.11       Confidentiality; Public Disclosure. [****]

15.12       Further Action. The parties hereto shall at any time, and from time to time on and after the Closing Date, upon the request of either, do, execute, acknowledge and deliver all such further acts, deeds, assignments and other instruments as may be reasonably required for the consummation of this transaction.

15.13       Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties hereto, it being recognized that both Sellers and Buyer have contributed substantially and materially to the preparation of this Agreement.

15.14       No Recording. Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer.

15.15       Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any parties other than Sellers and Buyer.

15.16       1031 Exchange. If so requested by either party, the other party will cooperate in structuring and completing this transaction for the requesting party so as to effect a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. In particular, such other party will consent to the assignment by the requesting party prior to the Closing hereunder of its rights hereunder to a “qualified intermediary” or other third party for such purposes. The foregoing notwithstanding, in connection with any such exchange, no party shall have any obligation to acquire title to any real property nor to enter into any contract: (i) that may create or impose upon such party any non-monetary obligation or negative covenant; (ii) that does not provide that the sole and exclusive remedy of any seller for a breach shall be to retain as liquidated damages the deposit paid to said seller; or (iii) that requires such party to execute any mortgage, deed of trust or similar financing instrument or incur expenditure. It is further agreed that: (1) no party shall assume any responsibility for the tax consequences to any other party arising out of any exchange effected pursuant to this Section; (2) the requesting party shall reimburse the other party for all additional costs and expenses (including reasonable attorney’s fees) incurred by such other party in connection with any such exchange; and (3) the requesting party shall indemnify and hold the other party harmless from and against any and all loss, cost, damage, expense or other liability (including reasonable attorneys’ fees) that such other party may incur or suffer in the performance of its obligations under this Section.

15.17       Business Day. As used herein, a business day shall mean any day other than Saturday, Sunday or other day that commercial banks in the State of Florida are authorized or required to close under applicable law. Notwithstanding the foregoing, Buyer and Sellers expressly acknowledge and agree that the Friday after Thanksgiving shall in no event be deemed a business day under this Agreement. In the event that the expiration of any time period hereunder shall expire on a non-business day, then such time period shall be extended until the next following business day.

15.18       Attorney’s Fees. If litigation or arbitration is required by either party to enforce or interpret the terms of this Agreement, the prevailing party of such litigation or arbitration shall, in addition to all other relief granted or awarded by the court or arbitrator, be awarded costs and reasonable attorneys’ fees, charges and disbursements and expert witnesses fees and costs incurred by reason of such action or arbitration and those incurred in preparation thereof at both the trial or arbitration and appellate levels (collectively, the “Costs”). For purposes of this Section 15.18, a party shall be deemed the “prevailing party” if, after such litigation or arbitration, it obtains an award from the court or arbitrator of fifty percent (50%) or more of the relief sought in its initial complaint or counterclaim; provided, however, that if neither party obtains such an award, then each party shall bear its own Costs. The provisions of this Section 15.18 shall survive the Closing and the termination of this Agreement.

15.19       Insider Trading. Seller specifically acknowledges that the common stock of Buyer is traded on the New York Stock Exchange under the trading symbol “CTO”, and Buyer specifically acknowledges that the common stock of Seller is traded on the New York Stock Exchange under the trading symbol [****]. Sellers and Buyer each hereby expressly acknowledge that they are aware that the securities laws of the United States prohibit any person who has received from an issuer material, non-public information, from purchasing or selling securities of such issuer or from communicating such information to any other person.

15.20       State Specific Provisions.

a)            With respect to the [****] Property:

(i)	Electronic Execution. Except where an original is expressly required under the terms of this Agreement, the words “execute, “execution,” “signed,” “signature,” and words of similar import in the Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C.A. § 7001 et seq.) and the North Carolina Uniform Electronic Transactions Act (N.C.G.S. §66-312 et seq.).

b)            With respect to the [****] Property and the [****] Property:

(i)	Energy Efficiency. Buyer, as a prospective buyer of real property with a building for occupancy located thereon, is hereby notified that it may have the building’s energy efficiency rating determined. To that end, by its execution of this Agreement, Buyer acknowledges that Buyer has received a copy of the Florida Building Energy Efficiency Rating System pamphlet prepared by the State of Florida Department of Community Affairs. Note: This paragraph is provided for informational purposes pursuant to Florida Statutes Section 553.996.

(ii)	Radon. Pursuant to Florida Statutes Section 404.056(5), Seller hereby makes, and Buyer hereby acknowledges, the following notification: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

SELLERS:

[****]

[COUNTERPART SIGNATURE PAGE – SELLERS]

(Seller’s Signature Page)

BUYER:

CTO REALTY GROWTH, INC.,

a Maryland corporation

By:	/s/ Steven R. Greathouse
Name: Steven R. Greathouse
Title: Senior VP & Chief Investment Officer

[COUNTERPART SIGNATURE PAGE – BUYER]

(Buyer’s Signature Page)

ESCROW CONSENT AND ACKNOWLEDGMENT

The undersigned agrees to act as the Title Company and Escrow Agent for the transaction described in the above Agreement as provided herein. Receipt of the Earnest Deposit is hereby acknowledged. The undersigned agrees to hold and deliver the Earnest Deposit in accordance with the terms of this Agreement.

[****]

Escrow No. ______________	By:
(Print Name)
Authorized Representative

Date: ___________________, 2024

(Escrow Consent and Acknowledgment)

SCHEDULES

[****]

EXHIBITS

[****]